RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                SUMMIT BANCORP.
                            (Filed August 8, 1997)


    	SUMMIT BANCORP., a corporation formed pursuant to the provisions of the New Jersey Business Corporation Act (N.J.S.A. 14A: 1-1 et. seq.), hereby restates its Certificate of Incorporation pursuant to the provisions of the New Jersey Business Corporation Act (N.J.S.A. 14A:9-5).

    	1. The name of the Corporation is SUMMIT BANCORP.

    	2. The purposes for which the corporation is formed are:

                      A. To engage in and carry on the business of a registered bank holding company.

			       B.	  To acquire, by purchase, subscription or
     otherwise, own, hold for investment or otherwise, use, sell, exchange, mortgage, pledge, hypothecate, create a security interest in, or otherwise deal with and dispose of, any and all securities, as hereinafter defined, and to possess and exercise any and all rights, powers and privileges of ownership of any and all such securities, including the right to vote thereon and to consent, assent or dissent with respect thereto for any and all purposes, and to issue or deliver its own securities in payment or exchange, in whole or in part, for any securities or to make payment therefor by any other lawful means;
     to aid by loan, subsidy or in any other lawful manner any corporation, firm, organization, association or other entity in which the Corporation may be or become interested through the direct or indirect holding of securities or in any other manner; to do any and all acts and things for the enhancement, protection or preservation of any securities which are in any manner, directly or indirectly, held or guaranteed by the Corporation, and to do any and all acts and things designed to accomplish any such purpose.

                         The term "securities", as used in this article, shall mean any and all shares, stocks, bonds, debentures, notes, acceptances, voting trust certificates, certificates of deposit, evidences of indebtedness, other obligations, certificates of any interest in or of the deposit of any of the foregoing, scrip, interim or other receipts, warrants or rights to subscribe for or purchase, or guarantees of, any of the foregoing, or any other interests or instruments commonly known as securities.

                      C. To the extent permitted by law, to cause to be formed, organized, reorganized, consolidated, merged or liquidated and to take charge of, any corporation, firm, organization, association or other entity, foreign or domestic.

			       D.	  To the extent permitted by law, to furnish
     services to and perform services for, and to act in any representative capacity for, any corporation, firm, organization, association, or other entity in which the Corporation may be or become interested through the direct or indirect holding of securities or in any other manner, whether in the development, exploitation, promotion, operation, management, liquidation, or otherwise, of any of the business or property thereof or of any lawful enterprise related thereto.

                    E. To make loans and give other forms of credit with or without security.

       			F.	  To borrow money for its corporate purposes; to
     draw, make, accept, endorse, execute, issue, deliver and negotiate bonds, debentures, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and to secure the payment thereof and the interest thereon by a deed or deeds of trust or by mortgage or pledge of or upon, or by the creation of a security interest in, all or any part of the property of the Corporation, real or personal, or any interest therein, wherever situated, whether at the time owned or thereafter acquired, and to sell, pledge, create a security interest in or otherwise dispose of such bonds, debentures, notes or other obligations.

                    G. To purchase, lease or otherwise acquire, take, hold, own, use, improve, maintain, develop, complete, extend, manage, operate, mortgage or otherwise impose a lien upon or create a security interest in, sell, exchange, lease or otherwise dispose of or convey or transfer in any manner, buildings, storage and other facilities, real and personal property of all kinds, and any and all rights, interests or easements therein, without limit as to amount and wherever situated.

                    H. To engage in any such activity directly or through a subsidiary or subsidiaries, and to take all acts deemed appropriate to promote the interest of such subsidiary or subsidiaries, including without limiting the foregoing, making contracts and incurring liabilities for the benefit of such subsidiary or subsidiaries; and transferring or causing to be transferred to any such subsidiary or subsidiaries assets of the Corporation.

                     I. To guarantee the bonds, debentures, notes or other evidences of indebtedness issued, or obligations incurred by subsidiary companies in which the Corporation holds, directly or indirectly, at least a majority of the voting stock, or by any corporation, partnership, limited partnership, joint venture or other association where the Corporation has or may acquire a substantial interest in such corporation, partnership, limited partnership, joint venture or other association or where such guarantee is otherwise in furtherance of the interest of the Corporation.

                     J.   To provide that the obligations of such
     subsidiary companies may be convertible into, or exchangeable for, or carry rights or options to purchase or subscribe to, or both, shares of the Corporation of any class.

                     K. In general, to do any and all of the acts and things herein set forth to the same extent as natural persons could do, and in any part of the world, as principal, factor, agent, contractor or otherwise, either alone or in company with any person, entity, syndicate, partnership, association, corporation or others; to establish and maintain offices and agencies within and anywhere outside of the State of New Jersey; and to exercise all or any of its corporate powers and rights in the State of New Jersey and in any and all other states, territories, districts, possessions or dependencies of the United States of America and in any other countries or places.

                     L. To do everything necessary, proper, advisable or convenient for the accomplishment of any of the purposes herein set forth and to do every other act and thing incidental thereto or connected therewith, provided the same be not forbidden by law.

	    3.	The total number of shares of capital stock authorized and
which may be issued by this Corporation is Two Hundred Sixty-Four Million (264,000,000) shares, of which Two Hundred Sixty Million (260,000,000) shares of One and 20/100 Dollars ($1.20) par value each shall be designated as Common Stock, and of which Four Million (4,000,000) shares without par value shall be designed as Preferred Stock. All or any part of such authorized Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors as provided by law.

    	No holders of shares of Common Stock or Preferred Stock of the Corporation shall be entitled, as such, as a matter of preemptive or preferential right, to subscribe for or purchase any part of any new or additional issue of shares of Common Stock or Preferred Stock, or any treasury shares of Common Stock or Preferred Stock, or of securities of the Corporation or of any subsidiary of the Corporation convertible into or exchangeable for, or carrying rights or options to purchase or subscribe to, or both, shares of any class whatsoever, whether now or hereafter authorized, and whether issued for cash, property, services or otherwise.

          The Board of Directors of the Corporation is, pursuant to the New Jersey Business Corporation Law (N.J.S.A. 14A:7-2), authorized to amend this Restated Certificate of Incorporation of the Corporation so as (a) to divide the authorized shares of Preferred Stock of the Corporation into series within such class, (b) to determine the designation and the number of shares of any such series, and (c) to determine the relative voting, dividend, conversion, redemption, liquidation and other rights, preferences and limitations of the authorized shares of Preferred Stock of the Corporation.

                     A.   Creation of Preferred Stock, Series R.
                          --------------------------------------
     A series of Preferred Stock of the Corporation, consisting of 1,500,000 Shares, is hereby created and designated as "Series R Preferred Stock" (the "Series R Preferred Stock") which series of Preferred Stock shall have a stated value of $100 per share and the following rights and preferences:

     (a)   Dividends and Distributions.
           ----------------------------

		                (1)  	 Subject to the provisions for
     adjustment hereinafter set forth, the holders of shares of Series R Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) cash dividends in an amount per share (rounded to the nearest cent) equal to one hundred (100) times the aggregate per share amount of all cash dividends declared or paid on the Common Shares, $1.20 par value per share, of the Corporation (the "Common Shares"), and (ii) a preferential cash dividend (the "Preferential Dividends"), if any, on the first business day of February, May, August and November of each year (each a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series R Preferred Stock in an amount equal to $1.00 per share of Series R Preferred Stock reduced (but not to an amount less than zero) by the per share amount of all cash dividends declared on the Series R Preferred Stock pursuant to clause (i) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series R Preferred Stock. In the event the Corporation shall, at any time after the issuance of any share or fraction of a share of Series R Preferred Stock, make any distribution on the Common Shares of the Corporation, whether by way of a dividend or a reclassification of stock, a recapitalization, reorganization or partial liquidation of the Corporation or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence, a distribution of Common Shares or other capital stock of the Corporation or a distribution of rights or warrants to acquire any such share, including any debt securityconvertible into or exchangeable for any such share, at a price less than the Fair Market Value
     (as hereinafter defined) of such share), then and in each such event the Corporation shall simultaneously pay on each then outstanding share of Series R Preferred Stock of the Corporation a distribution, in like kind, of one hundred (100) times such distribution paid on a Common Share (subject to the provisions for adjustment hereinafter set forth). The dividends and distributions on the Series R Preferred Stock to which holders thereof are entitled pursuant to clause (i) of the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as "Participating Dividends" and the multiple of such cash and non-cash dividends on the Common Shares applicable to the determination of the Participating Dividends, which shall be one hundred (100) initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Dividend Multiple". In the event the Corporation shall at any time after August 28, 1989 declare or pay any dividend or make any distribution on Common Shares payable in Common Shares or any class or series thereof, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Shares into a greater or lesser number of Common Shares, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of shares of Series R Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

					             (2)	   The Corporation shall declare
     each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Shares in respect of which a Participating Dividend is required to be paid.  No cash or non-cash dividend or distribution on the Common Shares in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Shares unless a Participating
     Dividend in respect of such dividend or distribution on the Common
     Shares shall be simultaneously paid, or set aside for payment, on the
     Series R Preferred Stock.

					             (3)    Preferential Dividends shall
     begin to accrue on outstanding shares of Series R Preferred Stock commencing with the Quarterly Dividend Payment Date next following the date of issuance of any shares of Series R Preferred Stock and shall accrue on and as of such date and each successive Quarterly Dividend
     Payment Date thereafter.  Accrued but unpaid Preferential Dividends shall cumulate but shall not bear interest.  Preferential Dividends paid on the shares of Series R Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

     (b) Voting Rights.  The holders of shares
        --------------
     of Series R Preferred Stock shall have the following voting rights:

					             (1)    Subject to the provisions for
     adjustment hereinafter set forth, each share of Series R Preferred
     Stock shall entitle the holder thereof to one hundred (100) votes on all matters submitted to a vote of the shareholders of the Corporation.
     The number of votes which a holder of Series R Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Vote
     Multiple."  In the event the Corporation shall at any time after
     August 28, 1989 declare or pay any dividend on Common Stock payable in Common Shares, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Shares into a greater or lesser number of Common Shares, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of shares of Series R
     Preferred Stock shall be entitled after such event shall be the Vote
     Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

					             (2)    Except as otherwise provided
     herein, or by law, the Certificate of Incorporation or the By-laws, the holders of shares of Series R Preferred Stock and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

             					(3)    If at the time of any annual
     meeting of shareholders of the Corporation for the election of directors, the Corporation shall have failed to pay the Preferential
     Dividends on the shares of the Series R Preferred Stock for six dividend payment periods, whether or not consecutive, or shall fail to pay in full such dividends, if any, as may accumulate on any other series of Preferred Stock for a period of 18 months
     (referred to herein as a "Dividend Payment Default"), the number of directors of the Corporation shall be increased by two and the holders of the all outstanding series of Preferred Stock in respect of which such a default in payment of dividends as described hereinabove exists, voting as a single class without regard to series, will be entitled to elect such additional two directors until full cumulative dividends for all past dividend periods upon all series of Preferred Stock have been paid or declared and set apart for payment.  If and when the full cumulative dividends on all series of Preferred Stock for all past dividend payment periods shall have been paid or declared and set apart for payment, the holders of Preferred Stock shall be divested of the foregoing special voting right, subject to revesting in the event of each and every subsequent Dividend Payment Default.  Upon the termination of each such special voting right, the term of office of each director elected by the holders of shares of Preferred Stock in respect of which a default exists in the payment of dividends as described hereinabove (herein referred to as a "Preferred Director") pursuant to such special voting right shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced by two.  Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of the outstanding shares of Preferred Stock in respect of which such a default exists, voting together as a single class without regard to series, at a meeting of the shareholders, or of the holders of shares of such Preferred Stock, called for the purpose.  As long as a
     Dividend Payment Default shall continue (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and
     (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of
     Preferred Stock in respect of which such a default exists, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted or a subsequent meeting.
     Each director appointed as aforesaid by the remaining Preferred
     Director shall be deemed, for all purposes hereof, to be a Preferred
     Director.

					             (4)    Except as otherwise set forth
     herein or required by law, the Certificate of Incorporation or the
     By-laws, holders of Series R Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for the taking of any corporate action.

     (c)     Certain Restrictions.
             ---------------------

        				      (1)	   Whenever Preferential
     Dividends or Participating Dividends are in arrears or the Corporation shall be in default of payment thereof, thereafter and until all accrued and unpaid Preferential Dividends and Participating Dividends, whether or not declared, on shares of Series R Preferred Stock outstanding shall have been paid or declared and a sum sufficient for the payment thereof set apart for payment, and in addition to any and all other rights which any holder of shares of Series R Preferred
     Stock may have in such circumstances, the Corporation shall not:

						                   (i)	declare or pay or set
                apart for payment dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for
                consideration, any shares of stock ranking junior (either
                as to dividends or upon liquidation, dissolution or winding
                up) to the Series R Preferred Stock;

                   						(ii)	declare or pay or set
                apart for payment dividends on or make any other distributions on any shares of stock ranking on a parity as to dividends with the Series R Preferred Stock, unless dividends are paid ratably on the Series R Preferred Stock and all such parity stock on which dividends are
                payable or in arrears in
                proportion to the total amounts to which the holders of
                all such shares are then entitled if the full dividends
                accrued thereon were to be paid;

                      			(iii)	except as permitted
                by subparagraph (iv) of this paragraph (c)(1), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series R Preferred Stock; or

                   						(iv)	purchase or otherwise
                acquire for consideration any shares of Series R Preferred
                Stock, or any shares of stock ranking on a parity with the
                Series R Preferred Stock (either as to dividends or upon
                liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable
                treatment among the respective series or classes.

					             (2)	   The Corporation shall not
     permit any Subsidiary (as hereinafter defined) of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section (c), purchase or otherwise acquire such shares at such time and in such manner.  A "Subsidiary" of the Corporation shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the
     Corporation or by any corporation or other entity that is otherwise controlled by the Corporation.

					             (3)	   The Corporation shall not
     issue any shares of Series R Preferred Stock except upon exercise of rights issued pursuant to that certain Rights Agreement dated as of
     August 16, 1989 between the Corporation and First Chicago Trust
     Company of New York, as Rights Agent, a copy of which is on file with the Secretary of the Corporation at its principal executive office and shall be made available to shareholders of record without charge upon written request therefor addressed to said Secretary.  Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Corporation from issuing for any purpose any series of Preferred Stock with rights and privileges similar to, different from, or greater than, those of the Series R
     Preferred Stock.

     (d)  Reacquired Shares.  Any shares of
         ------------------
Series R Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued shares of Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors.

     (e)     Liquidation, Dissolution or Winding Up.
             ---------------------------------------
Upon the dissolution, liquidation or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock unless the holders of shares of Series R Preferred Stock shall have received, subject to adjustment as hereinafter provided, (1) $1.00 per one-hundredth share ($100 per share) plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) if greater than the amount specified in clause (i)(1) of this sentence, an amount equal to one hundred
(100) times the aggregate amount to be distributed per share to holders of Common Shares, as the same may be adjusted as hereinafter provided, and (ii) to the holders of stock ranking on a parity upon liquidation, dissolution or winding up with the Series R Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series R Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of shares of Series R Preferred Stock are entitled under clause (i)(1) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series R Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Corporation pursuant to clause
(i)(2) of the foregoing sentence is hereinafter referred to as the "Participating Liquidation Amount" and the multiple of the amount to be distributed to holders of Common Shares upon the liquidation, dissolution or winding up of the Corporation applicable, pursuant to said clause, to the determination of the Participating Liquidation Amount, as said multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the "Liquidation Multiple". In the event the Corporation shall at any time after August 28, 1989 declare or pay any dividend on Common Shares payable in Common Shares or any class or series thereof, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Shares into a greater or lesser number of Common Shares, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series R Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately prior to such event multiplied by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event. The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall not be deemed a dissolution, liquidation or winding up of the Corporation for the purposes of this Section (e), nor shall the merger or consolidation of the Corporation into or with any other corporation or association or the merger or consolidation of any other corporation or association into or with the Corporation, be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this Section (e).

     (f) Certain Reclassifications and Other Events.
         -------------------------------------------

					             (1)	   In the event that holders of
     Common Shares of the Corporation receive after August 28, 1989 in respect of their Common Shares any share of capital stock of the
     Corporation (other than any Common Shares of the Corporation of the same class and series as such outstanding Common Shares), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a "Transaction"), then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Series R Preferred Stock shall be adjusted so that after such event the holders of Series R Preferred Stock shall be entitled, in respect of each share of Series R Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such adjustment, to (i) such additional dividends as
     equal the Dividend Multiple in effect
     immediately prior to such Transaction multiplied by the additional dividends which the holder of a Common Share shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock; (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such Transaction multiplied by the additional voting rights which the holder of a Common Share shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock; and (iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation Multiple in effect immediately prior to such
     Transaction multiplied by the additional amount which the holder of a Common Share shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

					             (2)	   In the event that all holders
     of Common Shares of the Corporation receive after August 28, 1989 in respect of their Common Shares any right or warrant to purchase
     Common Shares (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common
     Shares) at a purchase price per share less than the Fair Market
     Value of a Common Share on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Corporation of the shares of Series R Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote
     Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation
     Multiple, as the case may be, in effect immediately prior to such event multiplied by a fraction the numerator of which shall be the number of Common Shares outstanding immediately before such issuance of rights or warrants plus the maximum number of Common Shares which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of Common
     Shares outstanding immediately before such issuance of rights or warrants plus the number of Common Shares which could be purchased, at the Fair Market Value of the Common Shares at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

					             (3)	   In the event that holders
     of Common Shares of the Corporation receive after August 28, 1989 in respect of their Common Shares any right or warrant to purchase capital stock of the Corporation (other than Common Shares of any class or series), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for capital stock of the Corporation (other than Common Shares of any class or series), at a purchase price per share less than the Fair Market
     Value of such shares of capital stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Corporation of the shares of Series R Preferred Stock shall each be adjusted so that after such event each holder of a share of
     Series R Preferred Stock shall be entitled, in respect of each share of Series R Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately prior to such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately prior to such event multiplied, first, by the additional dividends to which the holder of a Common Share shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount
     Fraction (as hereinafter defined); (ii) such additional voting rights as equal the Vote Multiple in effect immediately prior to such event multiplied, first, by the additional voting rights to which the holder of a Common Share shall be entitled upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount
     Fraction; and (iii) such additional distributions upon liquidation, dissolution or winding up of the Corporation as equal the Liquidation
     Multiple in effect immediately prior to such event multiplied, first, by the additional amount which the holder of a Common Share shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation upon exercise of such right or warrant by virtue of the capital stock which could be acquired upon such exercise and multiplied again by the Discount Fraction.  For purposes of this paragraph, the "Discount Fraction" shall be a fraction the numerator of which shall be the difference between the Fair Market
     Value of a share of the capital stock subject to a right or warrant distributed to holders of Common Shares of the Corporation as contemplated by this paragraph immediately after the distribution thereof
     and the purchase price per share for such share of capital stock pursuant to such right or warrant and the denominator of which shall be the Fair Market Value of a share of such capital stock immediately after the distribution of such right or warrant.

					             (4)	   For purposes hereof, the
     "Fair Market Value" of a share of capital stock of the Corporation
     (including a Common Share) on any date shall be deemed to be the average of the daily closing price per share thereof over the 30 consecutive Trading Days (as such term is hereinafter defined)
     immediately prior to such date; provided, however, that, in the event that such Fair Market Value of any such share of capital stock is determined during a period which includes any date that is within 30
     Trading Days after (i) the ex-dividend date for a dividend or distribution on stock payable in shares of such stock or securities convertible into shares of such stock, or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value shall be appropriately adjusted by the Board of
     Directors of the Corporation to take into account ex-dividend or post-effective date trading.  The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange), or, if the shares are not listed or admitted to trading on the New York Stock
     Exchange, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of
     Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or
     such other system then in use, or if on any such date the
     shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of
     Directors of the Corporation.  The term "Trading Day" shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the New York Stock
     Exchange or such other national securities exchange as may be selected by the Board of Directors of the Corporation is open.  If the shares are not publicly held or not so listed or traded on any day within the period of 30 Trading Days applicable to the determination of Fair Market Value thereof as aforesaid, "Fair Market
     Value" shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the
     Corporation.  In either case referred to in the foregoing sentence, the determination of Fair Market Value shall be described in a statement filed with the Secretary of the Corporation.

     (g) Consolidation, Merger, etc.   In case
         ---------------------------
the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Series R Preferred Stock shall at the same time be similarly exchanged for or changed into the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each Common Share is changed or exchanged multiplied by the highest of the Dividend Multiple, the Vote Multiple or the Liquidation Multiple in effect immediately prior to such event.

     (h) Effective Time of Adjustments.
         ------------------------------

                  (1)	   Adjustments to the Series R
     Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.

					             (2)	   The Corporation shall give
     prompt written notice to each holder of a share of Series R Preferred
     Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the
     Corporation of such shares required by the provisions hereof.
     Notwithstanding the foregoing sentence, the failure of the Corporation to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

     (i) No Redemption.  The shares of Series
         --------------
R Preferred Stock shall not be redeemable at the option of the Corporation or any holder thereof. Notwithstanding the foregoing sentence of this Section, the Corporation may acquire shares of Series R Preferred Stock in any other manner permitted by law, the provisions hereof and the Certificate of Incorporation of the Corporation.

     (j) Ranking.  Unless otherwise provided
         --------
in the Certificate of Incorporation of the Corporation or a Certificate of Amendment relating to a subsequent series of preferred stock of the Corporation, the Series R Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and senior to the Common Shares.

     (k) Conversion or Exchange.  The holders
         -----------------------
of shares of Series R Preferred Stock shall not have any rights to convert such shares into or exchange such shares for Common Shares of the Corporation or any other stock of the Corporation.

     (l) Preemptive Rights.  Shares of the
         ------------------
Series R Preferred Stock are not entitled to any preemptive rights.

     (m) Amendment.  Unless the vote or
         ----------
consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least 66-2/3% of all of the shares of this Series R Preferred Stock at the time outstanding given in person or by proxy, either in writing or by a vote at a meeting called for the purpose, on which matter the holders of shares of this Series R Preferred Stock shall vote together as a separate class, shall be necessary to authorize, effect or validate any amendment, alteration or repeal of any of the provisions of the Restated Certificate of Incorporation of the Corporation or of any certificate amendatory or supplemental thereto which amendment, alteration or repeal would, if effected, adversely affect the preferences, rights, powers or privileges of this Series R Preferred Stock.

	    4.	The location of the current registered office of the
Corporation in this State is 301 Carnegie Center, P. O. Box 2066, Princeton, New Jersey 08543-2066, and the name of the current agent therein and in charge thereof upon whom process against this Corporation may be served is Richard F. Ober, Jr.

	    5.	The current Board of Directors consists of eighteen persons
whose names and addresses are as follows:

        S. RODGERS BENJAMIN         Chairman
                                            Flemington Fur Company
                                            8 Spring Street
                                            Flemington, NJ 08822
        ROBERT L. BOYLE                     Publisher Emeritus
                                             of the Dispatch
                                            7 Orchard Lane
                                            Rumson, NJ 07760

        JAMES C. BRADY, JR.         Partner
                                            Mill House Associates, Inc.
                                            Box 351
                                            Gladstone, NJ 07934

        JOHN G. COLLINS             Vice Chairman
                                            Summit Bancorp.
                                            301 Carnegie Center
                                            P.O. Box 2066
                                            Princeton, NJ 08543-2066

        ROBERT G. COX               President
                                            Summit Bancorp.
                                            301 Carnegie Center
                                            P.O. Box 2066
                                            Princeton, NJ 08543-2066

        T. J. DERMOT DUNPHY         President & CEO
                                            Sealed Air Corporation
                                            Park 80 Plaza East
                                            Saddle Brook, NJ 07662

        ANNE EVANS ESTABROOK        Owner
                                            Elberon Development Co.
                                            P.O. Box 677
                                            Kenilworth, NJ 07033-0677

        ELINOR J. FERDON            Professional Volunteer
                                            Litchfield Way
                                            P.O. Box 255
                                            Alpine, NJ  07620

        FRED G. HARVEY              Vice President
                                            E. & E. Corp.
                                            225 West 2nd Street
                                            Bethlehem, PA  18015

        JOHN R. HOWELL              Chairman
                                            First Valley Corporation
                                            One Bethlehem Plaza
                                            Bethlehem, PA  18018


        FRANCIS J. MERTZ             President
                                            Fairleigh Dickinson University
                                            1000 River Road
                                            Teaneck, NJ 07666

        GEORGE L. MILES, JR.           President & CEO
                                            WQED Pittsburgh
                                            4802 Fifth Avenue
                                            Pittsburgh, PA 15213

        HENRY S. PATTERSON II          President
                                            E'town Corporation
                                            P.O. Box 788
                                            Westfield, NJ 07091

        T. JOSEPH SEMROD               Chairman and CEO
                                            Summit Bancorp.
                                            301 Carnegie Center
                                            P.O. Box 2066
                                            Princeton, NJ 08543-2066

        RAYMOND SILVERSTEIN            Consultant
                                            Alloy, Silverstein, Shapiro, Adams
                                             Mulford & Co.
                                            900 North Kings Highway
                                            Cherry Hill, NJ 08034

        ORIN R. SMITH                  Chairman and CEO
                                            Engelhard Corporation
                                            101 Wood Avenue
                                            Iselin, NJ 08830

        JOSEPH M. TABAK                President and CEO
                                            JPC Enterprises, Inc.
                                            30 South Adelaide Avenue
                                            Penthouse F
                                            Highland Park, NJ 08904

        DOUGLAS G. WATSON              President
                                            Pharmaceuticals Division
                                            Ciba-Geigy Corporation
                                            556 Morris Avenue
                                            Summit, NJ 07901

		   The Board of Directors shall consist of not less than five (5) persons and not more than forty (40) persons, as may be determined from time to time in the discretion of the Board of Directors.

		   Except as otherwise provided by statute, by this Restated Certificate of Incorporation as the same may be amended from time to time, or by By-Laws as the same may be amended from time to time, all corporate powers may be exercised by the Board of Directors. Without limiting the foregoing, the Board of Directors shall have power, without shareholders' action:

			       A.	  To authorize and cause to be executed and/or
     issued mortgages, liens, bonds, debentures or other obligations including bonds, debentures or other obligations convertible into, or exchangeable for stock of any class, or bearing, warrants or other evidences of optional rights to purchase or subscribe to, or both, stock of any class, upon the terms, in the manner and under the condition fixed by resolution of the Board of Directors prior to the issue thereof, secured or not secured, upon the real and personal or other property of the Corporation, or any part thereof, provided that a majority of the whole Board of Directors concur therein by resolution or in writing.

			       B.	  With the sanction of a resolution passed by
     the holders of two-thirds of the shares issued and outstanding at any annual or special meeting of shareholders duly called for that purpose, to sell, assign, transfer or otherwise dispose of all the rights, franchises and property of the Corporation as an entirety;
     and any such sale may be wholly or partly in consideration of the bonds, mortgages, debenture obligations, securities or evidences of indebtedness, or shares of the capital stock, of any corporation or corporations of any state, territory or foreign country, formed or to be formed for the purpose of purchasing the same.

			       C.	  To loan money to, or guarantee an obligation
     of, or otherwise assist any officer or other employee of the
     Corporation or of any subsidiary, including an officer or employee who is also a director of the Corporation, whenever, in the judgment of the Board of Directors, such loan, guarantee, or assistance may reasonably be expected to benefit the Corporation.

			       D.	  To designate three (3) or more of their number
     to constitute an executive committee, which committee shall for the time being and subject to the control and direction of the Board of
     Directors have and exercise all the powers of the Board of Directors which may be lawfully delegated for the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all papers which may require
     it.

	    6.	Except to the extent prohibited by law, no Director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, provided that a Director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. Neither the amendment or repeal of this Article 7, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of this Article 7 in respect of any matter which occurred, or any cause of action, suit or claim which but for this Article 7 would have accrued or arisen, prior to such amendment, repeal or adoption.

	    7.	Except as may be otherwise provided in respect of directors
to be elected by the holders of Preferred Stock, or any series thereof, by the terms of any resolution or resolutions of the Board of Directors providing for any series of Preferred Stock adopted pursuant to the provisions of Article 3 hereof, the Board of Directors shall be classified, with respect to the time for which directors shall hold office, into three classes, as determined by the Board of Directors, each as nearly equal in number as possible. At the annual meeting of the shareholders of the Corporation at which this Article 8 is adopted, the first such class of directors shall be elected for a term expiring upon the next following annual meeting of shareholders and upon the election and qualification of their respective successors, the second such class of directors shall be elected for a term expiring upon the second following annual meeting of shareholders and upon the election and qualification of their respective successors, and the third such class of directors shall be elected for a term expiring upon the third following annual meeting of shareholders and upon the election and qualification of their respective successors. At each annual meeting of shareholders following the annual meeting at which this Article 8 is adopted, directors of the class of directors whose term expires at such annual meeting shall be elected for a term expiring upon the third following annual meeting of shareholders and upon the election and qualification of their respective successors. Whenever the number of directors constituting the whole Board of Directors is changed, except as may be otherwise provided in respect of directors to be elected by the holders of Preferred Stock, or any series thereof, by the terms of any resolution or resolutions of the Board of Directors providing for any series of Preferred Stock adopted pursuant to the provisions of Article 3 hereof, any increase or decrease in the number of directors shall be apportioned by the Board of Directors among the three classes so as to maintain all the classes as equal in number as possible, and each such director shall hold office until the next annual meeting of shareholders and until such director's successor shall have been elected and qualified; provided, however, that no decrease in the number of directors shall effect the then-current term of any director then in office.

		   A director may be disqualified from office as required by law or under any applicable rules, regulations or orders of any federal or state regulatory authority or by provisions of general applicability in the Restated Certificate of Incorporation or By-Laws adopted prior to such director's election.

		   Any action by the Board of Directors or shareholders creating one or more vacancies on the Board of Directors by increasing the authorized number of directors shall be effective only if such action has received the affirmative vote, in the case of the Board of Directors, of eighty percent
(80%) or more of the directors then holding office or, in the case of the shareholders, of eighty percent (80%) or more of the combined voting power of the then outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

	    8.	Subject to the rights of the holders of shares of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the shareholders of the Corporation must be effected exclusively either at a duly called annual or special meeting of shareholders of the Corporation or by the unanimous (but no less than unanimous) written consent of the shareholders.

	    9. In addition to any requirements of law and any other provision of the Restated Certificate of Incorporation of the Corporation or any resolution or resolutions of the Board of Directors providing for any series of Preferred Stock adopted pursuant to Article 3 hereof (and notwithstanding the fact that approval by a lesser vote may be permitted by law, any other Article, or other provisions hereof or any such resolution or resolutions), the affirmative vote of the holders of eighty percent (80%) or more of the combined voting power of the then outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopted any provision or take action inconsistent with, this Article 10 or Articles 8 or 9 hereof.

                         CERTIFICATE OF AMENDMENT
                                 TO THE
                       CERTIFICATE OF INCORPORATION
                                   OF
                             SUMMIT BANCORP.
                             _______________



To:  	The Secretary of State
     	State of New Jersey


	    Pursuant to the provisions of Section 14A:7-15.1(3) of the New Jersey Business Corporation Act, the undersigned corporation hereby executes the following Certificate of Amendment to its Restated Certificate of Incorporation dated August 8, 1997 (the "Certificate of Incorporation"):


1.	The name of the corporation is Summit Bancorp. (the "Corporation").


2.	The Board of Directors of the Corporation duly adopted a resolution approving of the division of the shares of the Corporation at a regular meeting of the Board of Directors held on August 20, 1997.


3.	The Amendment to the Certificate of Incorporation set forth in Section
Five hereof shall not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.


4.	(a)	The Two Hundred Sixty Million (260,000,000) shares of the Common
Stock, $1.20 par value per share, of the Corporation presently authorized are to be divided into Three Hundred Ninety Million (390,000,000) of Common Stock, $0.80 par value per share.

  	(b)	The Four Million (4,000,000) shares of the Preferred Stock, without par value, of the Corporation presently authorized are to be divided into
Six Million (6,000,000) shares of the Preferred Stock, without par value.


5.	The following amendment to the Certificate of Incorporation set forth below was approved by the Board of Directors of the Corporation on August 20, 1997 in connection with the three-for- two division of the shares of the capital stock of the Corporation authorized, issued and outstanding at the close of business September 3, 1997, payable on September 24, 1997 to shareholders of record at the close of business on September 3, 1997 and the change in the par value of all authorized common stock of the Corporation from $1.20 per share to $0.80 per share:

	  3. 	The total number of shares of capital stock authorized and which may be issued by this Corporation is Three Hundred Ninety-Six Million (396,000,000) shares, of which Three Hundred Ninety Million (390,000,000) shares of Eighty Cents ($0.80) par value each shall be designated as Common Stock, and of which Six Million (6,000,000) shares without par value shall be designated as Preferred Stock. All or any part of such authorized
   Common Stock and Preferred Stock may be issued by the Corporation from time to time and for such consideration as may be determined upon and fixed by the Board of Directors as provided by law.

6.	The dividend of shares set forth herein is to become payable and the amendment to the Certificate of Incorporation set forth herein is to become effective at 11:59 p.m., September 24, 1997.



Dated this 16th day of September, 1997.


                                   						By:/s/RICHARD F. OBER, JR.
                                            _______________________________
							                                        Richard F. Ober, Jr.
						   	                                     Executive Vice President